EXHIBIT 5


                                October 30, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

              RE: CAPITAL TITLE GROUP, INC. - 1996 STOCK OPTION PLAN AND NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Ladies and Gentlemen:

                  We have acted as counsel to Capital Title Group, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 2,770,000 shares of its Common Stock, $.001 par value per share (the "Shares"), issuable pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan") and Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan").

                  In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and the Bylaws of the Company.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

                  2. The Shares, when issued and sold in accordance with the terms of the 1996 Plan or the Non-Employee Directors Plan, as applicable, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          SQUIRE, SANDERS & DEMPSEY L.L.P.